                                                                     EXHIBIT 4.L

================================================================================

                           BW/IP INTERNATIONAL, INC.



                                 NOTE AGREEMENT



                         Dated as of November 15, 1996





                 Re: $30,000,000 7.14% Senior Notes, Series A,
                             Due November 15, 2006
                                      and
                   $20,000,000 7.17% Senior Notes, Series B,
                               Due March 31, 2007

================================================================================

                               TABLE OF CONTENTS

                         (Not a part of the Agreement)

SECTION                                             HEADING                                              PAGE
SECTION 1.            DESCRIPTION OF NOTES AND COMMITMENT.................................................  1
   Section 1.1.          Description of Notes.............................................................  1
   Section 1.2.          Commitment, Closing Dates........................................................  2
   Section 1.3.          Other Agreements.................................................................  2

SECTION 2.            PREPAYMENT OF NOTES.................................................................  3
   Section 2.1.          Required Prepayments.............................................................  3
   Section 2.2.          Optional Prepayment with Premium.................................................  3
   Section 2.3.          Optional Prepayment with Premium on Failure of Holders to Grant Certain Consents.  3
   Section 2.4.          Notice of Optional Prepayments...................................................  4
   Section 2.5.          Application of Prepayments.......................................................  5
   Section 2.6.          Direct Payment...................................................................  5

SECTION 3.            REPRESENTATIONS.....................................................................  5
   Section 3.1.          Representations of the Company...................................................  5
   Section 3.2.          Representations of the Purchaser.................................................  5

SECTION 4.            CLOSING CONDITIONS..................................................................  6
   Section 4.1.          Conditions.......................................................................  6
   Section 4.2.          Waiver of Conditions.............................................................  7

SECTION 5.            COMPANY COVENANTS...................................................................  7
   Section 5.1.          Corporate Existence, Etc.........................................................  7
   Section 5.2.          Access and Visitation Rights.....................................................  7
   Section 5.3.          Payment of Taxes, Etc............................................................  8
   Section 5.4.          Maintenance of Properties, Etc...................................................  8
   Section 5.5.          Compliance with Laws, Etc........................................................  8
   Section 5.6.          Arm's-Length Transactions........................................................  8
   Section 5.7.          Maintenance of Insurance.........................................................  9
   Section 5.8.          Further Assurances...............................................................  9
   Section 5.9.          Employment of Technology, Disposal of Hazardous Waste, Etc.......................  9
   Section 5.10.         Nature of Business............................................................... 10
   Section 5.11.         Limitations on Current Debt and Funded Debt...................................... 10
   Section 5.12.         Limitation on Liens.............................................................. 11
   Section 5.13.         Restricted Payments.............................................................. 13
   Section 5.14.         Investments...................................................................... 13

   Section 5.15.         Mergers, Consolidations and Sales of Assets...................................... 16
   Section 5.16.         Guaranties....................................................................... 17
   Section 5.17.         Repurchase of Notes.............................................................. 17
   Section 5.18.         Accounting Changes............................................................... 17
   Section 5.19.         Plan Terminations................................................................ 17
   Section 5.20.         Employee Benefit Costs and Liabilities........................................... 18
   Section 5.21.         Charter and Bylaws............................................................... 18
   Section 5.22.         Reports and Rights of Inspection................................................. 18
   Section 5.23.         Changes in Status of Subsidiaries................................................ 21

SECTION 6.            EVENTS OF DEFAULT AND REMEDIES THEREFOR............................................. 22
   Section 6.1.          Events of Default................................................................ 22
   Section 6.2.          Notice to Holders................................................................ 23
   Section 6.3.          Acceleration of Maturities....................................................... 23
   Section 6.4.          Rescission of Acceleration....................................................... 24

SECTION 7.            AMENDMENTS, WAIVERS AND CONSENTS.................................................... 24
   Section 7.1.          Consent Required................................................................. 24
   Section 7.2.          Solicitation of Holders.......................................................... 24
   Section 7.3.          Effect of Amendment or Waiver.................................................... 25

SECTION 8.            INTERPRETATION OF AGREEMENT; DEFINITIONS............................................ 25
   Section 8.1.          Definitions...................................................................... 25
   Section 8.2.          Accounting Principles............................................................ 34
   Section 8.3.          Directly or Indirectly........................................................... 34

SECTION 9.            MISCELLANEOUS....................................................................... 34
   Section 9.1.          Registered Notes................................................................. 34
   Section 9.2.          Exchange of Notes................................................................ 34
   Section 9.3.          Loss, Theft, Etc. of Notes....................................................... 35
   Section 9.4.          Expenses, Stamp Tax Indemnity.................................................... 35
   Section 9.5.          Powers and Rights Not Waived; Remedies Cumulative................................ 35
   Section 9.6.          Notices.......................................................................... 36
   Section 9.7.          Successors and Assigns........................................................... 36
   Section 9.8.          Survival of Covenants and Representations........................................ 36
   Section 9.9.          Severability..................................................................... 36
   Section 9.10.         Confidentiality.................................................................. 36
   Section 9.11.         Governing Law.................................................................... 37
   Section 9.12.         Captions......................................................................... 37
Signature                ................................................................................. 38

ATTACHMENTS TO NOTE AGREEMENT:

Schedule I  - Names and Addresses of Note Purchasers and Amounts of Commitments

Schedule II - Investments Existing as of the Closing Date

Exhibit A-1 - Form of 7.14% Senior Note due November 15, 2006

Exhibit A-2 - Form of 7.17% Senior Note, Series B, due March 31, 2007

Exhibit B   - Representations and Warranties of the Company

Exhibit C   - Description of Special Counsel's Closing Opinion

Exhibit D   - Description of Closing Opinion of Principal Counsel to the Company

                           BW/IP INTERNATIONAL, INC.
                       200 OCEANGATE BOULEVARD, SUITE 900
                         LONG BEACH, CALIFORNIA  90802

                                 NOTE AGREEMENT

                 Re: $30,000,000 7.14% Senior Notes, Series A,
                             Due November 15, 2006
                                      and
                   $20,000,000 7.17% Senior Notes, Series B,
                               Due March 31, 2007

                                                                     Dated as of
                                                               November 15, 1996


To the Purchaser named in Schedule I
 hereto which is a signatory of this
 Agreement

Gentlemen:

     The undersigned, BW/IP INTERNATIONAL, INC., a Delaware corporation (the "Company"), agrees with you as follows:

SECTION 1.    DESCRIPTION OF NOTES AND COMMITMENT.

    Section 1.1. Description of Notes. The Company will authorize the issue and sale of:

            (a) $30,000,000 aggregate principal amount of its 7.14% Senior Notes, Series A (the "Series A Notes"), to be dated the date of issue, to bear interest from such date at the rate of 7.14% per annum, payable semiannually on the fifteenth day of each May and November in each year (commencing May 15, 1997) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on November 15, 2006, and to be substantially in the form attached hereto as Exhibit A-1; and

            (b) $20,000,000 aggregate principal amount of its 7.17% Senior Notes, Series B (the "Series B Notes"), to be dated the date of issue, to bear interest from such date at the rate of 7.17% per annum, payable semiannually on the fifteenth day of each May and November in each year (commencing May 15, 1997) and at maturity

BW/IP International, Inc.                                        Note Agreement


     and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on March 31, 2007, and to be substantially in the form attached hereto as Exhibit A-2.

     Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in (S)2 of this Agreement. The term "Notes" as used herein shall include each
Note initially delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I hereto and all Notes issued in substitution or exchange therefor. You and the other purchasers named in
Schedule I hereto are hereinafter sometimes referred to as the "Purchasers". Certain capitalized terms used in this Agreement are defined in (S)8.1.

     Section 1.2. Commitment, Closing Dates. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes of the series and in the principal amount set forth opposite your name on Schedule I hereto at a price of 100% of the principal amount thereof on the applicable Closing Date hereafter mentioned.

     Delivery of the Notes will be made on each Closing Date at the offices of Chapman and Cutler, 111 West Monroe Street, Chicago, Illinois 60603, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of Citibank, N.A., 399 Park Avenue, New York, New York 10043, ABA #021000089 (for the account of BW/IP International, Inc., Account No. 4050-2881) in the amount of the purchase price at 11:00 A.M., Eastern Standard time. The first closing date on which the Series A Notes are to be sold shall occur on November 26, 1996 and the second closing date on which the Series B Notes are to be sold shall occur on March 31, 1997 or such earlier date as shall be mutually agreed upon by the Company and the Purchaser scheduled to purchase Series B Notes on such date (each such closing date is hereinafter referred to as a "Closing Date"). The Notes delivered to you on the applicable Closing Date will be delivered to you in the form of a single registered Note of the series to be purchased by you in the form attached hereto as Exhibit A-1 or Exhibit A-2, as the case may be, for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of your nominee, all as you may specify at any time prior to the date fixed for delivery.

     Section 1.3. Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes of the series set opposite such Purchasers' names in Schedule I hereto, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said

BW/IP International, Inc.                                        Note Agreement

similar agreements with the other Purchasers are herein collectively referred to as the "Agreements". The obligations of each Purchaser shall be several and not joint and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 2.    PREPAYMENT OF NOTES.

       Section 2.1. Required Prepayments. (a) The Company agrees that on November 15 in each year, commencing November 15, 2002 and ending November 15, 2005, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Series A Notes an amount equal to the lesser of (i) $6,000,000 or (ii) the principal amount of the Series A Notes then outstanding. The entire remaining principal amount of the Series A Notes shall become due and payable on November 15, 2006. No premium shall be payable in connection with any required prepayment made pursuant to this (S)2.1(a). For purposes of this (S)2.1(a), any prepayment of less than all of the outstanding Series A Notes pursuant to (S)2.2 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on November 15, 2006, and then to the remaining scheduled principal payments in inverse chronological order.

       (b) The Company agrees that on November 15 in each year, commencing November 15, 2003 and ending November 15, 2006, both inclusive, it will prepay and apply and there shall become due and payable on the principal indebtedness evidenced by the Series B Notes an amount equal to the lesser of (i) $4,000,000 or (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on March 31, 2007. No premium shall be payable in connection with any required prepayment made pursuant to this (S)2.1(b). For purposes of this (S)2.1(b), any prepayment of less than all of the outstanding Series B Notes pursuant to (S)2.2 shall be deemed to be applied first, to the amount of principal scheduled to remain unpaid on March 31, 2007, and then to the remaining scheduled principal payments in inverse chronological order.

       Section 2.2. Optional Prepayment with Premium. In addition to the payments required by (S)2.1, upon compliance with (S)2.4 the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum aggregate principal amount of $100,000) by payment of the principal amount of the Notes, or portion thereof to be prepaid, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this (S)2.2.

       Section 2.3. Optional Prepayment with Premium on Failure of Holders to Grant Certain Consents. In the event that:

            (i) the Company shall determine that, in its best business judgment, it is necessary in connection with the acquisition of any business entity or all or a substantial part (as such term is defined in (S)5.15(b)) of the assets thereof to (y) incur

BW/IP International, Inc.                                        Note Agreement

     Current Debt or Funded Debt not otherwise permitted under (S)5.11 or
     (z) make any Restricted Investments not otherwise permitted under (S)5.14; and

            (ii) the Company shall, by a written request (the "Company Request"), request the holders of the Notes to consent to an amendment or waiver of any covenant set forth in (S)5.11 or (S)5.14 and shall not have received such consent or waiver from the holder or holders of at least 66-2/3% of the aggregate outstanding principal amount of the Notes within 30 days after the date of the Company Request;

then the Company shall have the privilege, at any time within 60 days after the expiration of such 30-day period and upon written notice as provided in (S)2.4, of prepaying all, but not less than all, outstanding Notes held by each holder which has failed or refused to execute and deliver such requested consent or waiver (a "Non-Consenting Holder") by payment of the principal amount of such Notes and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five business days prior to the date of such prepayment pursuant to this (S)2.3. Any Company Request made pursuant to this (S)2.3 shall (i) set forth such financial and other information with respect to the requested consent or waiver as is, in the best judgment of the Company, necessary for each holder to make an informed decision with respect thereto, including, without limitation, a reasonably detailed description of the amount and terms applicable to the Current Debt or Funded Debt then proposed to be issued or the Restricted Investment then proposed to be made, (ii) contain a certification by the president or a vice president of the Company that such request is being made for a valid business reason and not for the purpose of effecting the prepayment of the Notes and
(iii) refer to this (S)2.3 and the Company's right granted hereunder to prepay the Notes of a Non-Consenting Holder.

     In the case of any prepayment of less than all of the outstanding Notes of any series pursuant to this (S)2.3, each scheduled prepayment of Notes of such series pursuant to the provisions of (S)2.1 shall thereafter be reduced by an amount which bears the same relationship to such payment as the aggregate amount of Notes of such series being so prepaid pursuant to this (S)2.3 bears to the unpaid principal amount of the Notes of such series outstanding immediately prior to such application, so that the amounts of the scheduled payments on each Note of such series remaining outstanding after such application shall be unchanged by such application.

     Section 2.4. Notice of Optional Prepayments. The Company will give notice of any prepayment of the Notes pursuant to (S)2.2, to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment and will give notice of any prepayment of Notes pursuant to
(S)2.3 to each holder whose Notes are to be prepaid not less than 10 nor more than 45 days before the date fixed for such optional prepayment. Any such notice shall specify (i) such date, (ii) the principal amount of the holder's Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date when such premium will be calculated, (v) the estimated premium, (vi) the accrued interest applicable to the prepayment, and (vii) a reasonably detailed computation of the estimated Make-Whole Amount. Notice of prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the premium, if

BW/IP International, Inc.                                        Note Agreement

any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two business days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount.

          Section 2.5.  Application of Prepayments.  Except as provided in
(S)2.3, all partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof.

          Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this
(S)2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing; provided that any Note paid or prepaid in full shall be surrendered to the Company at its principal office. The holder of any Notes to which this (S)2.6 applies agrees that in the event it shall sell or transfer any such Notes: it will, prior to the delivery of such Notes (unless it has already done so), make a notation thereon of all principal, if any, prepaid on such Notes and will also note thereon the date to which interest has been paid on such Notes. With respect to Notes to which this (S)2.6 applies, the Company shall be entitled to presume conclusively that the original holder or such subsequent Institutional Holder as shall have requested the provisions hereof to apply to its Notes remains the holder of such Notes until (i) the Company shall have received notice of the transfer of such Notes, and of the name and address of the transferee Institutional Holder, or (ii) such Notes shall have been presented to the Company as evidence of the transfer.

SECTION 3.    REPRESENTATIONS.

          Section 3.1. Representations of the Company. The Company represents and warrants that all representations and warranties of the Company set forth in Exhibit B hereto are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

          Section 3.2. Representations of the Purchaser. You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose

BW/IP International, Inc.                                        Note Agreement

of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control. You understand that the Notes have not been registered under the Securities Act of 1933, as amended, and may be resold (which resale is not now contemplated) only if registered pursuant to the provisions of such Act or if an exemption from registration is available. You further represent that at least one of the following statements is an accurate representation as to the source of funds to be used by you to pay the purchase price of the Notes:

            (a) the source of funds to be used to pay such purchase price is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption 95-60 ("PTE") (issued July 12, 1995) and the purchase of the Notes is eligible for and satisfies the requirements of PTE 95-60; or

            (b) to the extent that any part of such funds will be from the assets of any "investment fund" (as defined in Part V of Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor ("Part V")), such investment fund is managed by a "qualified professional asset manager" or "QPAM" (as defined in Part V), and at least three days prior to the Closing Date, you have disclosed to the Company in writing the identity of such QPAM.

SECTION 4.    CLOSING CONDITIONS.

          Section 4.1. Conditions. Your obligation to purchase the Notes on the applicable Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes on such Closing Date and to the following further conditions precedent:

            (a) Closing Certificate. You shall have received a certificate dated the applicable Closing Date, signed by a Vice President or the Treasurer of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (i) the representations and warranties of the Company set forth in Exhibit B hereto are true and correct on and with respect to such Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to such Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

            (b) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction and from John M. Nanos, Esq., Principal Counsel of the Company, their respective opinions dated the applicable Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits C and D, respectively, hereto.

            (c) Related Transactions. The Company shall have consummated the sale of at least 75% of the aggregate principal amount of the Notes scheduled to be sold on

BW/IP International, Inc.                                        Note Agreement

     the applicable Closing Date pursuant to this Agreement and the other Agreements referred to in (S)1.3.

            (d) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all such documents or proceedings taken in connection with the consummation of said transactions.

     Section 4.2.   Waiver of Conditions.  If on the applicable Closing
Date the Company fails to tender to you the Notes of the applicable series to be issued to you on such date or if the conditions specified in (S)4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in (S)4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this (S)4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5.    COMPANY COVENANTS.

     From and after the first Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence (except as permitted under (S)5.15) and all rights, franchises and licenses necessary or desirable in the normal conduct of its business; provided, however, that the Company shall not be required to maintain any such rights, franchises or licenses or the corporate existence of any Restricted Subsidiary if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     Section 5.2. Access and Visitation Rights. The Company will and will cause each of its Subsidiaries to, upon reasonable advance notice and at any reasonable time during normal business hours and from time to time, permit any of the Purchasers or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit and inspect, under the Company's guidance, the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers, directors and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries), provided that the Company shall have the right to have a representative of the Company present at any such discussion with such officers, directors and independent public accountants. The Company shall not be required to pay or reimburse you or any Institutional Holder for expenses which you or any such Institutional

BW/IP International, Inc.                                        Note Agreement

Holder may incur in connection with any such visitation or inspection unless such visitation or inspection is made by you or any such Institutional Holder in respect to an actual or imminent Default or Event of Default in which case the Company shall pay all of your reasonable out-of-pocket expenses.

       Section 5.3. Payment of Taxes, Etc. (a) The Company will and will cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims (including, without limitation, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials) which, if unpaid, might by law become a Lien upon their property, provided, however, that neither the Company nor any such Restricted Subsidiary shall be required to pay or discharge any such tax, assessment, charge or claim (A) that is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained or (B) the failure to pay or discharge which would not have a Material Adverse Effect.

       (b) The Company will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of a consolidated or combined income tax return with any Person (other than the Company or any of its Subsidiaries or Holding, provided that if the Company and its Subsidiaries file a consolidated income tax return with Holding, the Company and its Subsidiaries shall not be required to pay a greater amount than they would have had to pay if they had not filed with Holding).

       Section 5.4. Maintenance of Properties, Etc. The Company will and will cause each of its Restricted Subsidiaries to maintain, preserve and keep in good repair and working order, all of its properties with respect to which failure to so maintain, preserve and keep would have a Material Adverse Effect.

       Section 5.5. Compliance with Laws, Etc. The Company will, and will cause each of its Restricted Subsidiaries to, perform and promptly comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority other than those with which the failure to comply would not have a Material Adverse Effect.

       Section 5.6. Arms-Length Transactions. The Company will and will cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates on terms that are fair and reasonable and (i) for transactions between the Company and any Affiliate thereof, no less favorable to the Company than the Company would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Company, and (ii) for transactions between a Subsidiary of the Company and another Affiliate of the Company, no less favorable to such Subsidiary than it would obtain in a comparable arms-length transaction with a Person not an Affiliate of the Company; provided that the Company and its Subsidiaries may:

          (a) provide reasonable compensation and related fringe benefits (including amounts under any benefit, incentive, bonus, health or other plan or arrangement) to any of their respective officers and employees including, without limitation, relocation

BW/IP International, Inc.                                        Note Agreement

    allowances, whether in the form of loans, guarantees of loans, reimbursement of expenses or otherwise;

          (b) pay reasonable directors fees and reasonable out-of-pocket expenses to directors who are not employees of the Company or any of its Subsidiaries;

          (c) indemnify directors, officers, employees and agents of the Company or any Affiliates of the Company under applicable law;

          (d) enter into any transactions between the Company and any, or among any, of its Subsidiaries; provided that such transactions between the Company and any Subsidiary shall be in the ordinary course of business (consistent with internal and industry practices) and shall not be material to the Company; and

          (e) reimburse officers and employees of the Company or any of its Subsidiaries for reasonable out-of-pocket expenses incurred in the performance of their duties, including travel and entertainment expenses.

    Section 5.7. Maintenance of Insurance. The Company will and will cause each of its Restricted Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (i) as are usually insured by companies of established reputation engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Restricted Subsidiary operates, and (ii) with financially sound and reputable insurers accorded a rating by A.M. Best Company, Inc. of (A) A-: X or higher for coverage limits greater than $7,000,000 and (B) of A-: VII or higher for coverage limits up to $7,000,000.

    Section 5.8. Further Assurances. The Company will and will cause each of its Restricted Subsidiaries to promptly, upon request by any Purchaser, correct, any defect or error that may be discovered in the Agreements or the Notes or in the execution thereof. Promptly upon request by any Purchaser, the Company also will, and will cause each Restricted Subsidiary to, do, execute, acknowledge, deliver and record, and will cause any such Restricted Subsidiary to promptly do, execute, acknowledge, deliver and record any and all such further acts, termination statements, certificates, assurances and other instruments as any Purchaser may reasonably require from time to time in order
(i) to carry out more effectively the purposes of this Agreement, and (ii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Purchasers the rights granted or now or hereafter intended to be granted to the Purchasers under the Agreements or the Notes or under any other instrument executed in connection therewith to which the Company or any Restricted Subsidiary is or may become a party.

    Section 5.9. Employment of Technology, Disposal of Hazardous Waste, Etc;. The Company will and will cause each of its Restricted Subsidiaries to (i) employ in connection with its use of its property appropriate technology (including, without limitation, appropriate secondary containment) to maintain compliance with any applicable Environmental Law, (ii) take all actions identified as necessary to comply with

BW/IP International, Inc.                                        Note Agreement

Environmental Law, (iii) dispose of any and all "hazardous waste" generated at any of its properties only at facilities and with carriers maintaining valid permits under the Resource Conservation and Recovery Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (1976), and the regulations thereunder, 40 C.F.R.
Part 261 and any applicable state and local Environmental Law, and (iv) use best efforts to obtain certificates of disposal from all contractors employed by the Company in connection with the transport or disposal of any "hazardous waste" generated at any of its properties except, with respect to each of the foregoing clauses (i) through (iv) where the failure to perform or comply with any of the foregoing would not have a Material Adverse Effect.

    Section 5.10.  Nature of Business.  Neither the Company nor any
Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries during the fiscal year ended December 31, 1995; provided, however, that the Investments permitted by the provisions of (S)5.14 and the activities permitted by the provisions of (S)5.15 shall not be prohibited by the limitations contained in this (S)5.10.

    Section 5.11. Limitations on Current Debt and Funded Debt. (a) The Company will not, and will not permit any Restricted Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Current Debt or Funded Debt, except:

          (1) Funded Debt evidenced by the Notes;

          (2) Funded Debt of the Company and its Restricted Subsidiaries outstanding as of the date of this Agreement and reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at December 31, 1995;

          (3) other Funded Debt of the Company and its Restricted Subsidiaries, provided that, at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof, Consolidated Funded Debt shall not exceed an amount equal to 55% of Consolidated Total Capitalization;

          (4) Funded Debt of any Restricted Subsidiary in addition to that specified in (S)5.11(a)(2), (3), (5) and (6), provided that, at the time of issuance thereof and after giving effect thereto and to the application of the proceeds thereof, the sum of the aggregate Funded Debt of all Restricted Subsidiaries plus the aggregate amount of Indebtedness secured by Liens permitted by (S)5.12(i) does not exceed an amount equal to 20% of Consolidated Net Worth;

          (5) Current Debt or Funded Debt of a Restricted Subsidiary to the Company or to a Wholly-owned Restricted Subsidiary;

          (6) any renewal, extension, substitution, refinancing or replacement of any Funded Debt then outstanding, provided that the principal amount of Funded Debt

BW/IP International, Inc.                                        Note Agreement

     resulting from such renewal, extension, substitution, refinancing or replacement does not exceed the principal amount of Funded Debt so refinanced or such excess is permitted within the limitations of the foregoing provisions of this (S)5.11; and

          (7) other Current Debt of the Company and its Restricted Subsidiaries, provided that during the 12-month period immediately preceding the date of any determination hereunder, there shall have been a period of 45 consecutive days during which all Current Debt from time to time outstanding during such 45-day period could have been incurred as Funded Debt of the same principal amount within the limitations of the foregoing provisions of this (S)5.11, and provided further that the unpaid principal amount of such Current Debt which is outstanding on the last day of such 45-day period shall thereafter be included in all computations of Funded Debt under the foregoing provisions of this (S)5.11, so long as such Current Debt remains outstanding.

     (b) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this (S)5.11 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

     Section 5.12. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

          (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by
     (S)5.3;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with workers compensation, unemployment insurance and other like laws, old-age pensions or other social security, materialmens, carriers, warehousemens and attorneys liens and statutory landlords liens) and Liens to secure the payment of taxes or the cost of improvements, the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety, return-of-money or appeal bonds or other Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing

BW/IP International, Inc.                                        Note Agreement


of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not have a Material Adverse Effect;

          (e) Liens securing Indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

          (f) Liens existing on the Closing Date which (i) either individually or in the aggregate do not have a Material Adverse Effect or (ii) do not secure Funded Debt of the Company or any Restricted Subsidiary (other than Funded Debt consisting of purchase money debt or Capitalized Leases permitted by the provisions of (S)5.11(a)(4)) and Liens arising in accordance with the terms (as in existence on the Closing Date) of the Dutch Facility;

          (g) Liens incurred after the Closing Date given to secure the payment of the purchase price incurred in connection with the acquisition, improvement or lease of fixed assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed assets at the time of acquisition, improvement or lease thereof or at the time of acquisition by the Company or a Restricted Subsidiary of any business entity then owning or leasing such fixed assets, whether or not such existing Liens were given to secure the payment of the purchase price of the fixed assets to which they attach so long as they were not incurred, extended or renewed in contemplation of such acquisition, improvement or lease, provided that (i) the Lien shall attach solely to the fixed assets acquired, improved or leased, (ii) at the time of acquisition, improvement or lease of such fixed assets, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such fixed assets whether or not assumed by the Company or a Restricted Subsidiary shall not exceed an amount equal to 80% (or 100% in the case of Capitalized Leases) of the lesser of (y) the total purchase price of or cost of improvement to, or (z) the fair market value at the time of acquisition, improvement or lease of, such fixed assets (as determined in good faith by the Board of Directors of the Company), (iii) such Liens shall have been created within 12 months after the date of such acquisition or completion of such improvement, and (iv) all such Indebtedness shall have been incurred within the applicable limitations provided in (S)5.11;

          (h) rights of set-off and bankers liens granted or confirmed to the holders of Indebtedness of the Company or a Restricted Subsidiary not prohibited by (S)5.11;

          (i) Liens (in addition to those set forth in the preceding paragraphs
(a) through (h) of this (S)5.12) securing Funded Debt of the Company or any Restricted Subsidiary, provided that (i) the sum of (x) all Indebtedness secured by such Liens plus (y) all Funded Debt of Restricted Subsidiaries incurred under

BW/IP International, Inc.                                        Note Agreement

    (S)5.11(a)(4) does not exceed an amount equal to 20% of Consolidated Net Worth and (ii) the Company would be permitted to incur at least $1 of additional Funded Debt under the provisions of (S)5.11(a)(3);

          (j) Liens (in addition to those set forth in the preceding paragraphs
    (a) through (i) of this (S)5.12) securing Current Debt of the Company or any Restricted Subsidiary, provided that (i) all Indebtedness secured by such Liens does not exceed $5,000,000 and (ii) the Company would be permitted to incur at least $1 of additional Current Debt under the provisions of
    (S)5.11(a)(7); and

          (k) any extension, renewal or replacement of any Lien permitted by the preceding paragraphs (e) through (j) of this (S)5.12, incurred in connection with the extension, renewal or refunding of Funded Debt secured thereby which is permitted by the limitations contained in (S)5.11(a)(6), provided that such Lien shall not extend to any property which was not subject to such Lien immediately prior to such extension, renewal or replacement.

    Section 5.13. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or any warrants or other rights to acquire such stock, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any of its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any stock of the Company or any warrants or other rights to acquire such stock (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options and all such payments or distributions being herein collectively called "Restricted Payments"); except that:

          (i) the Company may declare and deliver dividends and distributions payable in common stock of the Company;

          (ii) Wholly-owned Subsidiaries may declare, pay and deliver dividends and distributions payable in cash, common stock or other assets to the Company or any other Subsidiary of the Company; and

          (iii) so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the Company or any Subsidiary of the Company may purchase, redeem, retire or otherwise acquire for value its capital stock and may declare and pay dividends payable in cash on its capital stock.

    The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

    Section 5.14. Investments;. The Company will not, and will not permit any Restricted Subsidiary to, make any Investments, other than:

BW/IP International, Inc.                                        Note Agreement


          (a) Investments existing as of the Closing Date and reflected on
Schedule II hereto;

          (b) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

          (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded a rating of A-2 or better by Standard & Poors Corporation ("S&P") or Prime-2 or better by Moodys Investors Service, Inc. ("Moodys") or is accorded a comparable rating by any other internationally recognized credit rating agency of similar standing;

          (d) Investments in Securities of (i) the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America or (ii) any foreign nation maturing in 12 months or less from the date of acquisition thereof which are of comparable credit quality as the Securities referred to in clause (i) of this (S)5.14(d) (as rated by an internationally recognized rating service then in the business of rating government Securities);

          (e) Investments in bank instruments maturing within one year from the date of acquisition thereof issued by a bank or trust company (i) organized under the laws of the United States of America or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition of such instruments by the Company or a Restricted Subsidiary, rated A or better by S&P or A or better by Moodys or (ii) organized under the laws of any foreign nation, having capital, surplus and undivided profits aggregating at least $1,000,000,000;

          (f) Investments in marketable shares of adjustable-rate preferred stock commonly known by such terms as Dutch Auction Preferred Stock, Capital Market Preferred Stock, Remarketable Preferred Stock, Variable Rate Preferred Stock, or similar terms, which, at the time of acquisition by the Company or a Restricted Subsidiary, are accorded the highest rating by any nationally recognized credit rating agency without regard to suffixes;

          (g) Investments in money market programs of investment companies regulated under the Investment Company Act of 1940, as amended, which, at the time of acquisition by the Company or a Restricted Subsidiary, if rated, are (or if such money market programs are not rated the underlying investments of which are) rated A-1 by S&P or Prime-1 by Moodys or are accorded an equivalent rating by any other nationally recognized credit rating agency of similar standing, provided that such money market programs invest only in Investments of the types described in paragraphs (c) through (e) above;

BW/IP International, Inc.                                       Note Agreement

          (h) Investments in repurchase agreements, having terms of less than 90 days, for government obligations of the type referred to in paragraph (d) above with a commercial bank or trust company organized under the laws of the United States of America and meeting the requirements set forth in paragraph (e)(i) above;

          (i) Investments in treasury stock of the Company, to the extent permitted by (S)5.13;

          (j) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

          (k) loans, advances or reimbursement obligations in the usual and ordinary course of business to officers, directors and employees for (i) travel expenses and moving or relocation expenses related to a transfer,
    (ii) education expenses, (iii) entertainment expenses or (iv) loans to purchase capital stock of Holding (not to exceed in the aggregate $5,000,000), all incidental to carrying on the business of the Company or any Restricted Subsidiary;

          (1) advances in the usual and ordinary course of business to officers, directors and employees against bonuses previously granted but not yet paid under any management incentive program;

          (m) Investments received in connection with the bona fide settlement of debts created in the ordinary course of business of the Company or a Restricted Subsidiary;

          (n) Investments in Joint Ventures existing on the Closing Date and set forth on Schedule II, and after the Closing Date Investments in Joint Ventures not listed on Schedule II ("Additional Joint Ventures"); provided that (i) any such Joint Venture is in and continues in the same type of business as is conducted by the Company on the Closing Date, (ii) none of the Company or any Restricted Subsidiary is a general partner (or would be liable to the extent of a general partner) of any such Joint Venture, and
    (iii) at the time of any Investment in an Additional Joint Venture the aggregate Investments made by the Company and its Subsidiaries in Additional Joint Ventures (after giving effect to the Investment to be made) shall not exceed 20% of the Consolidated Net Worth of the Company and its Subsidiaries; and

          (o) other Investments made in each fiscal year in an aggregate principal amount not exceeding $5,000,000 in each such fiscal year.

    In valuing any Investments for the purpose of applying the limitations set forth in this (S)5.14, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

BW/IP International, Inc.                                        Note Agreement

     For purposes of this (S)5.14, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

     Section 5.15.  Mergers, Consolidations and Sales of Assets;.  (a)
The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) effect a Disposition of all or any substantial part (as defined in paragraph (b) of this (S)5.15) of the assets of the Company and its Restricted Subsidiaries; provided, however, that:

          (1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

          (2) the Company may consolidate or merge with, or effect a Disposition of all or substantially all of its assets to, any other Person if (i) in the case of a consolidation or merger, either the Company shall be the surviving or continuing corporation, or the surviving, continuing or acquiring Person, if other than the Company, is organized under the laws of the United States of America or any state thereof and expressly assumes the covenants and obligations in the Notes and this Agreement by written agreement in a form customary for such transactions and reasonably satisfactory in form to the holders of at least 66-2/3% of the aggregate principal amount of the outstanding Notes, (ii) at the time of such consolidation or merger or Disposition of assets and after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (iii) after giving effect to such consolidation or merger or Disposition of assets the surviving, continuing, or acquiring Person would be permitted to incur at least $1.00 of additional Funded Debt under the provisions of (S)5.11(a)(3); and

          (3) any Restricted Subsidiary may effect a Disposition of all or any substantial part of its assets to the Company or any Restricted Subsidiary.

     (b) As used in this (S)5.15, a Disposition shall be deemed to be a "substantial part" of the assets of the Company and its Restricted Subsidiaries if (i) the book value of such assets, when added to the book value of all other assets of which a Disposition is made during (x) the 12-month period ending with the date of such Disposition exceeds 15% of Consolidated Total Assets or (y) the period from and after the date of this Agreement to the date of such Disposition exceeds an amount equal to 30% of Consolidated Total Assets, in each case determined as of the end of the immediately preceding fiscal year, or (ii) such assets, when added to all other assets of which a Disposition is made during the 12-month period ending with the date of such Disposition contributed at least 15% of Consolidated Net Income, determined as of the end of the immediately preceding fiscal year. A sale, lease or other disposition of assets shall not be considered a Disposition for the purposes of the foregoing limitation set forth in this paragraph (b) if the net proceeds (whether or not in cash) generated by such sale, lease or disposition of assets are either (i) reinvested in the

BW/IP International, Inc.                                        Note Agreement

business of the Company and its Restricted Subsidiaries within 18 months from the date such net proceeds are received by the Company or a Restricted Subsidiary or (ii) applied to reduce outstanding Senior Funded Debt.

     Section 5.16. Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except (a) Guaranties by the Company or a Restricted Subsidiary which
(i) are limited in amount to a stated maximum dollar exposure and incurred in compliance with the provisions of this Agreement or (ii) constitute Guaranties of obligations incurred in the ordinary course of business and not in connection with the borrowing of money, (b) indemnifications given by the Company or any Restricted Subsidiary for actual losses suffered or actual expenses incurred by Citicorp USA, Inc. ("Citicorp") and ABN AMRO Bank ("ABN") in connection with the enforcement by Citicorp and ABN of a Guaranty by a Restricted Subsidiary of the Companys obligations under the Credit Agreement, and similar indemnifications given by the Company or any Restricted Subsidiary under any future agreement under which Indebtedness for borrowed money may be issued after the Closing Date in compliance with the provisions of this Agreement, (c) indemnifications given by the Company, as the seller or purchaser of capital stock or assets of another Person for actual losses suffered or actual expenses incurred by the indemnified party which indemnifications are usual and customary in such transactions, and
(d) standard indemnifications given by the Company for actual losses suffered or actual expenses incurred by an underwriter in connection with a public offering of the Companys capital stock, Current Debt or Funded Debt; provided, however, that the indemnifications described in subsections (b), (c) and (d) of this
(S)5.16 shall not be permitted if the granting of any of such indemnification would have a Material Adverse Effect.

     Section 5.17.  Repurchase of Notes. Neither the Company nor any
Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation,
(S)6.3, (S)6.4 and (S)7.1.

     Section 5.18. Accounting Changes. The Company will not and will not permit any division or Subsidiary to make or permit, any significant change in accounting policies or reporting practices, except for any such change required or permitted by GAAP.

     Section 5.19. Plan Terminations. The Company will not and will not permit any ERISA Affiliate of the Company to terminate, any Plan so as to result in liability of the Company or any ERISA

BW/IP International, Inc.                                        Note Agreement

Affiliate of the Company to the PBGC in excess of $2,000,000, or permit to exist any event or condition which reasonably presents a material risk of a termination by the PBGC of any Plan with respect to which the Company or any ERISA Affiliate of the Company would, in the event of such termination, incur liability to the PBGC in excess of $2,000,000.

     Section 5.20.  Employee Benefit Costs and Liabilities.  The
Company will not and will not permit any ERISA Affiliate of the Company to create or suffer to exist, (i) any Insufficiency with respect to a Plan or any Withdrawal Liability with respect to a Multiemployer Plan if, immediately after giving effect to such Insufficiency or Withdrawal Liability, the aggregate amount of Insufficiencies and Withdrawal Liabilities of all Plans and Multiemployer Plans, respectively, of the Company and its ERISA Affiliates exceeds $10,000,000 or (ii) any liability with respect to welfare plans (as defined in Section 3(1) of ERISA) if, immediately after giving effect to such liability, the aggregate annualized costs (including, without limitation, the cost of insurance premiums) with respect to such plans of the Company and its ERISA Affiliates in any fiscal year of the Company would exceed $10,000,000.

     Section 5.21. Charter and Bylaws. The Company will not and will not permit any Restricted Subsidiary to amend, modify or change in any manner, the Certificate of Incorporation or the By-laws of the Company or any such Subsidiary other than an amendment to the Certificate of Incorporation or By-laws which would not materially impair the interests or the rights of the Purchasers under the Agreements or the Notes.

     Section 5.22. Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this (S)5.22 and concurred in by the independent public accountants referred to in (S)5.22(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Quarterly Statements. As soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Restricted Subsidiaries as of the end of such quarter, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended, and consolidated statements of income and cash flows of the Company and its Restricted Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, in each case setting forth in comparative form the consolidated figures for the fiscal year then most recently ended, certified by the chief accounting officer of the Company as fairly presenting the financial condition of the Company and its Restricted Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end adjustment;

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BW/IP International, Inc.                                        Note Agreement

          (b) Annual Statements. As soon as available and in any event within 100 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Restricted Subsidiaries, containing financial statements (including a consolidated balance sheet, consolidated statements of income and stockholders equity and cash flows of the Company and its Restricted Subsidiaries) for such year, in each case setting forth in comparative form the consolidated figures for the fiscal year then most recently ended, certified by Price Waterhouse LLP or other nationally recognized independent public accountants. The certification shall be unqualified (except for qualifications necessary as a result of a condition or event or a change in accounting procedures which would not have a Material Adverse Effect) and shall state that such consolidated financial statements present fairly the financial position of the Company and its Restricted Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

          (c) Compliance Certificates. Together with each delivery of the reports of the Company and its Restricted Subsidiaries pursuant to paragraphs
(b) and (c) above, a compliance certificate for the quarter or year, as applicable, executed by the chief accounting officer of the Company (i) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Company and its Restricted Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as at the date of the compliance certificate, of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken, is taking and proposes to take with respect thereto, (ii) including the computations in reasonable detail evidencing compliance during (as required thereunder) and at the end of such accounting periods with the restrictions contained in (S)(S)5.11, 5.13, 5.14 and 5.15, and (iii) detailing the Company's calculation of the amount of obligations guaranteed pursuant to each outstanding Guaranty, if any;

          (d) Accountant's Certificates. Together with each delivery of the Company's annual report pursuant to subsection (b) above, a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as they relate to accounting matters and (ii) stating whether, in connection with their audit examination, any condition or event that constitutes a Default or an Event of Default has come to their attention, and if such a condition or event has come to their attention, specifying the nature and period of existence thereof, provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Default or Event of Default that would not be disclosed in the course of a reasonable audit examination;

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BW/IP International, Inc.                                        Note Agreement

          (e) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary and any management letter received from such accountants, if the event or condition which prompted such audit or management letter could have a Material Adverse Effect;

          (f) Accounting Change. Promptly after any significant change in accounting policies or reporting practices, notice and a description in reasonable detail of such change;

          (g)  Notices of ERISA Events.

               (1) Promptly and in any event within 30 days after the Company or any ERISA Affiliate of the Company knows or has reason to know that any ERISA Event referred to in clause (i) of the definition of ERISA Event with respect to any Plan has occurred which might result in liability to the PBGC a statement of the chief accounting officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken or proposes to take with respect thereto;

               (2) Promptly and in any event within 10 days after the Company or any ERISA Affiliate of the Company knows or has reason to know that any ERISA Event (other than an ERISA Event referred to in paragraph
          (1) above) with respect to any Plan has occurred which might result in liability to the PBGC, a statement of the chief accounting officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken or proposes to take with respect thereto;

               (3) Promptly and in any event within five business days after receipt thereof by the Company or any ERISA Affiliate of the Company from the PBGC, copies of each notice from the PBGC of its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

               (4) Promptly and in any event within seven business days after receipt thereof by the Company or any ERISA Affiliate of the Company from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate of the Company concerning (w) the imposition of Withdrawal Liability by a Multiemployer Plan, (x) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (y) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA or (z) the amount of liability incurred, or expected to be incurred, by the Company or any ERISA Affiliate of the Company in connection with any event described in clause (w), (x) or (y) above;

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BW/IP International, Inc.                                        Note Agreement

          (h) SEC and Other Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Company or any of its Restricted Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that the Company or any of its Restricted Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange, and notice of, and copies of any orders in, any material actions, suits and proceedings affecting the Company or any of its Restricted Subsidiaries, issued by any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, Federal or state, having jurisdiction over the Company or any of its Restricted Subsidiaries;

          (i) Notice of Violations. Promptly after the occurrence thereof, notice of the receipt by the Company of any notice, order, directive or other communication from a governmental authority alleging violations of or noncompliance with any Environmental Law which could reasonably be expected to have a Material Adverse Effect; and

          (j) Requested Information. Such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as any Purchaser or any other Institutional Holder may reasonably request.

     Section 5.23.  Changes in Status of Subsidiaries;.  So long as no
Default or Event of Default shall have occurred and be continuing, the Board of Directors of the Company may at any time and from time to time designate a previously Unrestricted Subsidiary as a Restricted Subsidiary or designate a previously Restricted Subsidiary as an Unrestricted Subsidiary, provided that
(i) immediately after such designation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) a Restricted Subsidiary may not be designated by the Board of Directors of the Company as an Unrestricted Subsidiary if at the time of such designation the Subsidiary so designated owns, directly or indirectly, any Indebtedness, capital stock or other Securities of the Company or any Restricted Subsidiary, (iii) immediately thereafter the Company could incur $1.00 of additional Funded Debt under the provisions of (S)5.11(a)(3), and (iv) such Subsidiary shall not have been previously redesignated pursuant to this (S)5.23.

     For purposes of (S)5.14, all Investments of the Company and its Restricted Subsidiaries in a Restricted Subsidiary which is designated as an Unrestricted Subsidiary shall be deemed to have been made immediately after such designation.

     Any notice of designation pursuant to this (S)5.23 shall be accompanied by a certificate signed by the chief financial officer of the Company stating that the provisions of this (S)5.23 have been complied with in connection with such designation and setting forth the name of each other Subsidiary (if any) which has or will become an Unrestricted Subsidiary or a Restricted Subsidiary, as the case may be, as a result of such designation.

BW/IP International, Inc.                                        Note Agreement

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

      Section 6.1. Events of Default;. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five business days; or

          (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in (S)2.1; or

          (c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Funded Debt or Current Debt (other than the Notes) of the Company or any Restricted Subsidiary owing under any indenture or instrument evidencing or under which the Company or any Restricted Subsidiary has, at the date hereof or shall hereafter have, outstanding indebtedness for borrowed money or other Securities in a principal amount in excess of $5,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (e) An event of default, as defined in any indenture or instrument evidencing or under which the Company or any Restricted Subsidiary has, at the date hereof or shall hereafter have, outstanding indebtedness for borrowed money or other Securities in a principal amount in excess of $5,000,000, shall happen and be continuing, and such indebtedness or other securities shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable; or

          (f) Default shall occur in the observance or performance of any provision of this Agreement which is not remedied within 30 days after the earlier of (i) the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by the holder of any Note; or

          (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

BW/IP International, Inc.                                        Note Agreement

          (h) Final uninsured judgment or judgments for the payment of money aggregating in excess of $5,000,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

          (i) A custodian, liquidator, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

          (j) The Company or any Restricted Subsidiary is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or

          (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 6.2. Notice to Holders. When any Event of Default described in the foregoing (S)6.1 has occurred, or if the holder of any Note or of any other evidence of Funded Debt or Current Debt of the Company (in an aggregate outstanding principal amount in excess of $5,000,000) gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within five business days of such event to all holders of the Notes then outstanding.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of (S)6.1 has happened and is continuing, any holder of any Note may, and when any Event of Default described in paragraphs (d) through (h), inclusive, of said (S)6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of Notes at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (i), (j) or (k) of (S)6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as

BW/IP International, Inc.                                        Note Agreement

a waiver of such right or otherwise prejudice such holders rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable fees and expenses to such holders or holders attorneys for all services rendered in connection therewith.

     Section 6.4. Rescission of Acceleration. The provisions of (S)6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through
(h), inclusive, of (S)6.1, the holders of 66-2/3% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

          (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

          (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under (S)6.3) shall have been duly paid; and

          (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to (S)7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 66-2/3% in aggregate principal amount of Notes then outstanding; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (i) which will change the time of payment (including any prepayment required by (S)2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments set forth in (S)2, or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of (S)6 or this (S)7.

     Section 7.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of

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BW/IP International, Inc.                                        Note Agreement


Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding.

      Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

      Section 8.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

      "Affiliate" shall mean any Person (other than a Restricted Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

      "Capitalized Lease" shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

      "Capitalized Rentals" of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person in accordance with GAAP.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

BW/IP International, Inc.                                        Note Agreement


     "Company" shall mean BW/IP International, Inc., a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of BW/IP International, Inc.

     "Consolidated Funded Debt" shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP eliminating intercompany items.

     "Consolidated Net Income" for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis in accordance with GAAP after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

          (a) any gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

          (b) the proceeds of any life insurance policy;

          (c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

          (d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

          (e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

          (f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

          (g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

          (h) earnings resulting from any reappraisal, revaluation or write-up of fixed assets or earnings resulting from any material reappraisal, revaluation or write-up of any other assets;

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BW/IP International, Inc.                                        Note Agreement

          (i) any deferred or other credit (or amortization of a deferred credit) representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

          (j) earnings resulting from the acquisition of debt securities for a cost less than outstanding principal thereof and accrued interest thereon;

          (k) extraordinary gains or losses or transactions of a non-recurring or non-operating and material nature or arising from gains or losses or sales relating to the discontinuance of assets;

          (l) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

          (m) any reversal of any contingency reserve, which reversal is required under GAAP to be disclosed in the financial statements of the Company, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

   "Consolidated Net Worth" shall mean as of the date of any determination thereof the net worth of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

   "Consolidated Subsidiaries" of any Person shall mean all subsidiaries of such Person that should be consolidated with such Person for financial reporting purposes in accordance with GAAP.

   "Consolidated Total Assets" shall mean as of the date of any determination thereof all assets of the Company and its Restricted Subsidiaries, as shown on its consolidated balance sheet and determined in accordance with GAAP.

   "Consolidated Total Capitalization" shall mean Consolidated Net Worth plus Consolidated Funded Debt.

   "Credit Agreement" shall mean that certain Credit Agreement dated as of December 1, 1995 among the Company, the financial institutions named therein and Citicorp USA, Inc., as agent, and ABN AMRO Bank, as co-agent.

   "Current Debt" of any Person shall mean as of the date of any determination thereof, and without duplication, (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such Person of Current Debt of others; provided, however, that Current Debt shall not include obligations under letters of credit and/or performance bonds incurred by such Person in the ordinary course of business until drawn upon by the beneficiary thereof and then, only to the extent (i) so drawn upon and (ii) such Person has an unsatisfied reimbursement obligation with respect thereto, which reimbursement obligation is of a character described in the foregoing clauses
(i) or (ii).

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BW/IP International, Inc.                                        Note Agreement

    "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

    "Disposition" shall mean a sale, lease or other disposition of assets (other than in the ordinary course of business) of the Company and its Restricted Subsidiaries.

    "Dutch Facility" shall mean the unsecured Dutch Guilder 50,000,000 Credit Agreement, dated September 10, 1993, as amended, between BW/IP International B.V. and Algemene Bank Nederland N.V. and the guaranty executed and delivered in connection therewith by the Company.

    "Environmental Law" shall mean any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any federal, state or local governmental authority within the United States of America, or any state or territory thereof and which relate to the environment or the release of any materials into the environment.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

    "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

    "ERISA Event" shall mean (i) the occurrence of a Reportable Event, unless the 30-day notice requirement with respect thereto has been waived by the PBGC;
(ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Company or an ERISA Affiliate of the Company from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Company or any ERISA Affiliate of the Company to make a payment to a Plan required under Section 302(f)(1) of ERISA, which
Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Company, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

    "Event of Default" shall have the meaning set forth in (S)6.1.

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BW/IP International, Inc.                                        Note Agreement

    "Funded Debt" of any Person shall mean, without duplication (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others; provided, however, that Funded Debt shall not include obligations under letters of credit and/or performance bonds incurred by such Person in the ordinary course of business until drawn upon by the beneficiary thereof and then, only to the extent (A) so drawn upon and (B) such Person has an unsatisfied reimbursement obligation with respect thereto, which reimbursement obligation is of a character described in the foregoing clauses
(i), (ii) or (iii).

    "GAAP" shall mean generally accepted accounting principles at the time in the United States, consistently applied.

    "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, a Guaranty in respect of any Capitalized Lease shall be deemed to be Indebtedness equal to the Capitalized Rentals with respect thereto which have been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

    "Holding" shall mean BW/IP, Inc. (formerly known as BWIP Holding, Inc.), a Delaware corporation of which the Company is a subsidiary, and any person who succeeds to all, or substantially all, of the assets and business of BWIP Holding, Inc.

    "Indebtedness" of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as

BW/IP International, Inc.                                        Note Agreement


liabilities of such Person, and in any event shall include all
(i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
(iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

    "Institutional Holder" shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution that hereafter becomes a registered holder of a Note pursuant to (S)9.1.

    "Insufficiency" shall have the same meaning as in ERISA.

    "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

    "Joint Venture" shall mean a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture.

    "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

    "Make-Whole Amount" shall mean in connection with any prepayment or acceleration of the Notes of any series the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal being prepaid (taking into account the application of such prepayment required by (S)2.1) and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such

BW/IP International, Inc.                                        Note Agreement

dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes being prepaid. If the Reinvestment Rate is equal to or higher than 7.14% in the case of any prepayment of the Series A Notes and 7.17% in the case of any prepayment of the Series B Notes, the Make-Whole Amount shall be zero. For purposes of any determination of the Make-Whole Amount:

          "Reinvestment Rate" shall mean .50%, plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the Weighted Average Life to Maturity of the principal being prepaid (taking into account the application of such prepayment required by (S)2.1). If no maturity exactly corresponds to such Weighted Average Life to Maturity, yields for the published maturity next longer than the Weighted Average Life to Maturity and for the published maturity next shorter than the Weighted Average Life to Maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

          "Statistical Release" shall mean the then most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. Government Securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination hereunder, then such other reasonably comparable index which shall be designated by the holders of 66-2/3% in aggregate principal amount of the outstanding Notes of the series to be prepaid, provided that it is understood that such holders will consult with the Company prior to making such designation.

          "Weighted Average Life to Maturity" of the principal amount of the Notes of the series being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of such principal by the aggregate amount of such principal. The term "Remaining Dollar-Years" of such principal shall mean the amount obtained by (i) multiplying (x) the remainder of (1) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, less (2) the amount of principal on the Notes of the applicable series scheduled to become due on such date after giving effect to such prepayment and the application thereof in accordance with the provisions of (S)2.1, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totalling the products obtained in (i).

BW/IP International, Inc.                                        Note Agreement

     "Material Adverse Effect" shall mean a material adverse effect, individually or in the aggregate, upon (i) the business, operations, properties, prospects, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to perform or of the Purchasers to enforce the obligations and duties of the Company under the Agreements and the Notes.

     "Minority Interests" shall mean any shares of stock of any class of a Consolidated Subsidiary (other than directors qualifying shares as required by law) that are not owned by the Company and/or one or more of its Consolidated Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate of the Company is making, or is obligated to make, contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" shall mean a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Company or an ERISA Affiliate of the Company and at least one Person other than the Company and its ERISA Affiliates or (ii) was so maintained and in respect of which the Company or an ERISA Affiliate of the Company could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be confirmed.

     "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (i) 9.14% in the case of the Series A Notes and 9.17% in the case of the Series B Notes and (ii) the rate which Morgan Guaranty Trust Company of New York announces from time to time as its prime lending rate, as in effect from time to time, plus 2%.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, or a government or agency or political subdivision thereof.

     "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate of the Company or as to which the Company or any ERISA Affiliate of the Company contributed or is a member or otherwise may have any liability, other than a Multiemployer Plan.

     "Purchasers" shall have the meaning set forth in (S)1.1.

BW/IP International, Inc.                                        Note Agreement

     "Rentals" shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Responsible Officer" of any Person shall mean the chief executive officer, the chief operating officer, the chief financial officer, the chief accounting officer, the chief legal officer of such Person or any individual designated by such Person from time to time to receive notices.

     "Restricted Investments" shall mean all Investments, other than Investments described in clauses (a) through (o) of (S)5.14.

     "Restricted Subsidiary" shall mean any Subsidiary (i) which is designated as such on Annex A to Exhibit B hereto or designated as such in the most recent written notice with respect to such Subsidiary given by the Company pursuant to
(S)5.23, and (ii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned by the Company or by any Restricted Subsidiary.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "Senior Funded Debt" shall mean all Consolidated Funded Debt, other than Subordinated Funded Debt.

     "Subordinated Funded Debt" shall mean all unsecured Funded Debt of the Company which by its terms is junior in right of payment to other Funded Debt of the Company.

     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Unrestricted Subsidiary" shall mean any Subsidiary which is not a Restricted Subsidiary.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

BW/IP International, Inc.                                        Note Agreement

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     "Withdrawal Liability" shall have the same meaning given such term under
Part I of Subtitle E of Title IV of ERISA.

     Section 8.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9.  MISCELLANEOUS.

     Section 9.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the "Note Register") and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any
Note issued pursuant to this Agreement.

     At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

     Section 9.2. Exchange of Notes. At any time and from time to time, upon not less than ten days notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to
(S)9.1, this (S)9.2 or (S)9.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note of the same series for the same aggregate principal amount as the then unpaid principal amount of the Note of the series so surrendered, or Notes of the same series in the denomination of $500,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest

BW/IP International, Inc.                                        Note Agreement

thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

      Section 9.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note of the same series, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

      Section 9.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly (i) your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured to you at your home office or at such other place as you may designate, expenses incurred in obtaining a Private Placement Number from Standard & Poors Corporation with respect to the Notes being purchased by you, and (ii) expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other document taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement, provided that you hereby acknowledge that you have not retained any broker or agent in connection with the transactions contemplated by this Agreement.

      Section 9.5.  Powers and Rights Not Waived; Remedies Cumulative.
No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

BW/IP International, Inc.                                        Note Agreement

      Section 9.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 200 Oceangate Boulevard, Suite 900, Long Beach, California 90802, Attention: Treasurer or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in
Schedule I, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

      Section 9.7. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

      Section 9.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

      Section 9.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

      Section 9.10. Confidentiality. You agree that you will use your best efforts not to disclose without the prior written consent of the Company (other than to your directors, officers, employees, auditors, agents, professional consultants or counsel whose function requires such access or to another holder of the Notes) any information with respect to the Company or any Restricted Subsidiary which is furnished pursuant to this Agreement and which is designated by the Company to you in writing as confidential, provided that you may disclose any such information (i) as has become generally available to the public, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over you or to the National Association of Insurance Commissioners or similar organizations or their successors, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (iv) to the extent that you believe it appropriate in order to protect your investment in the Notes or in order to comply with any law, order,

BW/IP International, Inc.                                        Note Agreement


regulation or ruling applicable to you or (v) to the prospective transferee in connection with any contemplated transfer of any of the Notes by you.

       Section 9.11. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law.

       Section 9.12. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                      BW/IP INTERNATIONAL, INC.


                                      By  /s/ ZOHAR ZIV
                                         ---------------------------
                                         Its  Zohar Ziv, Treasurer

Accepted as of November 15, 1996.

                                                       PRINCIPAL AMOUNT
  NAME AND ADDRESS                                 OF SERIES A NOTES TO BE
   OF PURCHASERS                                          PURCHASED

MUTUAL OF OMAHA INSURANCE COMPANY                        $7,000,000
Mutual of Omaha Plaza
Omaha, Nebraska 68175
Attention: Investment Division

Telefacsimile: (402) 978-2913
Confirmation:  (402) 978-2583

Payments

      All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "BW/IP International, Inc. 7.14% Senior Notes, Series A, due November 15, 2006, PPN 056045 A* 8, principal, premium or interest") to:

                      First National Bank Omaha
                      ABA #1040-00016
                      16th and Dodge Street
                      Omaha, Nebraska  68102

                      for credit to
                      Mutual of Omaha Insurance Company's
                      Account No. 26-743587

Notices

      All notices and communications, to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment, to be addressed: Attention: Investments/Securities Accounting.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. #47-0246511.

                                  SCHEDULE I
                              (to Note Agreement)

                                                     PRINCIPAL AMOUNT
     NAME AND ADDRESS                            OF SERIES A NOTES TO BE
      OF PURCHASERS                                     PURCHASED

UNITED WORLD LIFE INSURANCE COMPANY                    $1,000,000
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attn:  Investment Division

Telefacsimile:
Confirmation:

Payments:

      All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "BW/IP International, Inc. 7.14% Senior Notes, Series A, Due November 15, 2006 , PPN 056045 A* 8 principal, premium or interest") to:

             First Bank, N.A.
             ABA #1040-0002-9
             17th & Farnam Streets
             Omaha, NE 68102

             for credit to
             United World Life Insurance Company
             Account No. 1-487-0167-0397
             Attn:  P&I Department

Notices
             All notices and communications, to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment, to be addressed: Attention:
             Investments/Securities Accounting.

Name of Nominee in which Notes are to be issued:  None.

Taxpayer I.D. #75-6010770

                                                    PRINCIPAL AMOUNT
    NAME AND ADDRESS                            OF SERIES A NOTES TO BE
      OF PURCHASERS                                     PURCHASED

COMPANION LIFE INSURANCE COMPANY                       $1,000,000
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attn:  Investment Division

Telefacsimile:

Payments:

     All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "BW/IP International, Inc. 7.14% Senior Notes, Series A, Due November 15, 2006, PPN 056045 A* 8 principal, premium or interest") to:

            Bank of New York
            ABA #021000018
            123 Main Street
            White Plains, New York 10602

            for credit to
            Companion Life Insurance Company
            Account No. 111566 Income Collection

Notices

     All notices and communications, except with respect to payments, to be addressed as first provided above with a duplicate copy to the address set forth below. Notices with respect to payments and written confirmation of each such payment, to be addressed: Attention: Investments/Securities Accounting with duplicate copy to:

            Companion Life Insurance Company
            401 Theodore Fremd Avenue
            Rye, New York  10580-1493
            Attn:  Financial Division

Name of Nominee in which Notes are to be issued:  HARE & Co.

Taxpayer I.D. #13-6062916

                                                 PRINCIPAL AMOUNT
     NAME AND ADDRESS                        OF SERIES A NOTES TO BE
      OF PURCHASERS                                  PURCHASED

UNITED OF OMAHA LIFE INSURANCE COMPANY              $10,000,000
Mutual of Omaha Plaza
Omaha, Nebraska  68175
Attention:  Investment Division
Telefacsimile: (402) 978-2913
Confirmation: (402) 978-2583

Payments

     All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "BW/IP International, Inc. 7.14% Senior Notes, Series A, due November 15, 2006, PPN 056045 A* 8, principal, premium or interest") to:

             First Bank, N.A.
             ABA #1040-0002-9
             17th & Farnam Streets
             Omaha, Nebraska  68102

             for credit to
             United of Omaha Life Insurance Company
             Account No. 1-4871447-0769

Notices

     All notices and communications, to be addressed as first provided above, except notices with respect to payment, and written confirmation of each such payment,to be addressed: Attention: Investments/ Securities Accounting.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. #47-0322111.

                                                  PRINCIPAL AMOUNT
     NAME AND ADDRESS                          OF SERIES A NOTES TO BE
      OF PURCHASERS                                    PURCHASED

BERKSHIRE LIFE INSURANCE COMPANY                      $2,000,000
700 South Street
Pittsfield, Massachusetts  01201
Attention:  Securities Department
Telefacsimile (413) 443-9397

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as BW/IP International, Inc. 7.14% Senior Notes, Series A, due 2006, PPN 056045 A* 8, principal or interest") to:

     The Chase Manhattan Bank, N.A. (ABA #021000021)
     One Chase Manhattan Plaza
     New York, New York 10081

     for credit to:  Berkshire Life Insurance Company
     Account Number 002-4-020877

Notices

All notices and communications, including notices with respect to payments and written confirmation of each such payment, to be addressed as first provided above.

Name of Nominee in which Notes are to be issued:  None

Taxpayer I.D. #04-1083480

                                                  PRINCIPAL AMOUNT
     NAME AND ADDRESS                          OF SERIES B NOTES TO BE
      OF PURCHASERS                                   PURCHASED

TRANSAMERICA LIFE INSURANCE AND                      $9,000,000
 ANNUITY COMPANy
c/o Transamerica Investment Services
1150 South Olive Street, Suite 2700
Los Angeles, California  90015
Attention: John Casparian

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as BW/IP International, Inc. 7.14% Senior Notes, Series A, due November 15, 2006, PPN 056045 A* 8, principal or interest") to:

     Federal Reserve Bank of Boston
     Boston Safe Deposit & Trust
     Boston, Massachusetts
     ABA 011-001-234
     Acct#:  12-526-1
     FFC:  Cost Center 1253
           Re:  Mellon Securities
           Transamerica Life Insurance and Annuity Company (IMS)
           Account No. TRAF 1506402
           Ref:  Cusip and Description

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment and all account statements, to:

     Transamerica Life Companies
     P. O. Box 2101 - Securities Accounting
     Los Angeles, California  90051-0101

Name of Nominee in which Notes are to be issued:  None
Taxpayer I.D. Number:  95-6140222

                                                   PRINCIPAL AMOUNT
      NAME AND ADDRESS                         OF SERIES B NOTES TO BE
       OF PURCHASERS                                  PURCHASED

NATIONWIDE LIFE INSURANCE COMPANY                    $20,000,000
One Nationwide Plaza
Columbus, Ohio  43215-2220
Telefacsimile:  (614) 249-4698

Payments

   All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "BW/IP International, Inc. 7.17%
   Senior Notes, Series B, due March 31, 2007,
   PPN 056045 A@ 6, principal, premium or interest") to:
          The Bank of New York
          ABA #021-000-018
          BNF:  IOC566
          F/A/O:  Nationwide Life Insurance Company
          Attn:  P&I Department
Notices

   All notices concerning payment on or in respect of the Notes to:

          Nationwide Life Insurance Company
          One Nationwide Plaza
          Columbus, Ohio  43215-2220
          Attention:  Investment Accounting

   All notices and communications other than those in respect to payments to be addressed:

          Nationwide Life Insurance Company
          One Nationwide Plaza - (1-33-07)
          Columbus, Ohio  43215-2220
          Attention:  Corporate Fixed-Income Securities

Name of Nominee in which Notes are to be issued:  None

Tax I.D. #31-4156830

                                  SCHEDULE II

                        Investments Existing as of the
                                 Closing Date

$13,000,000 time deposits

The Company has an equity interest in the Subsidiaries listed in Annex A to Exhibit B:

The Company has an equity interest in the Joint Ventures listed as follows:

                            JURISDICTION OF              PERCENTAGE OF
 NAME OF JOINT VENTURE       INCORPORATION                 OWNERSHIP

Ebara-Byron Jackson, Ltd.        Japan                         50%

Hyosung-Ebara Co., Ltd.          Korea                          5%

BW/IP-AI Mansoori
Services Company Ltd.       United Arab Emirates               49%


                                  SCHEDULE II
                              (to Note Agreement)

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ANY SALE, TRANSFER OR OTHER DISPOSITION OF THIS NOTE (OTHER THAN TO THE ISSUER HEREOF) MAY BE MADE ONLY IF MADE (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                           BW/IP INTERNATIONAL, INC.
                         7.14% Senior Note, Series A,
                             Due November 15, 2006

                               PPN: 056045 A* 8

No.
                                                                     , 19
$                                                             -------    --

    BW/IP International, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                    on the fifteenth day of November, 2006
                            the principal amount of


                                                             DOLLARS ($        )
                                                                       --------

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.14% per annum from the date hereof until maturity, payable semiannually on the fifteenth day of each May and November in each year (commencing May 15, 1997) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate (as defined in the Note Agreements hereinafter referred to) after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of Bank of America Illinois in Chicago, Illinois in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

This Note is one of the 7.14% Senior Notes due November 15, 2006 (the "Series A Notes") of the Company in the aggregate principal amount of $30,000,000 issued together

                                  EXHIBIT A-1
                              (to Note Agreement)
with the 7.17% Senior Notes, Series B, due March 31, 2007 in the aggregate principal amount of $20,000,000 (the Series A Notes together with the Series B Notes, the "Notes") pursuant to the terms and provisions of the separate Note Agreements, each dated as of November 15, 1996 (the "Note Agreements"), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

     This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

     The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This Note and the Note Agreement are governed by and construed in accordance with Illinois law.

                                                   BW/IP INTERNATIONAL, INC.



                                                   By
                                                     -----------------------
                                                     Its

                                     A-1-2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ANY SALE, TRANSFER OR OTHER DISPOSITION OF THIS NOTE (OTHER THAN TO THE ISSUER HEREOF) MAY BE MADE ONLY IF MADE (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                           BW/IP INTERNATIONAL, INC.
                          7.17% Senior Note, Series B
                              Due March 31, 2007

                               PPN: 056045 A@ 8

No.
                                                                 , 19
                                                        ---------    --
$

     BW/IP International, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                    on the thirty-first day of March, 2007
                            the principal amount of


                                                         DOLLARS ($          )

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 7.17% per annum from the date hereof until maturity, payable semiannually on the fifteenth day of each May and November in each year (commencing May 15, 1997) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate (as defined in the Note Agreements hereinafter referred to) after the due date, whether by acceleration or otherwise, until paid. Both the principal hereof and interest hereon are payable at the principal office of Bank of America Illinois in Chicago, Illinois in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

     This Note is one of the 7.17% Senior Notes, Series B, due November 15, 2007 (the "Series B Notes") of the Company in the aggregate principal amount of $20,000,000 issued

                                  EXHIBIT A-2
                              (to Note Agreement)
together with the 7.14% Senior Notes, Series A, due November 15, 2006 in the aggregate principal amount of $30,000,000 (the Series B Notes and together with the Series A Notes the "Notes") under and pursuant to the terms and provisions of the separate Note Agreements, each dated as of November 15, 1996 (the "Note Agreements"), entered into by the Company with the original Purchasers therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

    This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

    The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

    This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

    This Note and the Note Agreement are governed by and construed in accordance with Illinois law.

                                                       BW/IP INTERNATIONAL, INC.



                                                       By
                                                         ----------------------
                                                         Its

                                     A-2-2

                        REPRESENTATIONS AND WARRANTIES

          The Company represents and warrants to you as follows:

          1. Subsidiaries. Annex A attached hereto states the name of each of the Companys Subsidiaries, its jurisdiction of incorporation and the percentage of its Voting Stock owned by the Company and/or its Subsidiaries. Those Subsidiaries listed in Section 1 of said Annex A constitute Restricted Subsidiaries. The Company and each Subsidiary has good and marketable title to all of the shares it purports to own of the stock of each Subsidiary, free and clear in each case of any Lien. All such shares have been duly issued and are fully paid and non-assessable.

          2. Due Incorporation, Etc. Each of the Company and its Restricted Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction indicated next to such corporations name on Annex A hereto as supplemented and has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted, and, with respect to the Company, to execute and deliver, and to perform all of its obligations under the Agreements and the Notes. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which it owns or leases assets and property or in which the conduct of its business requires it to so qualify or be licensed, except where the failure to so qualify or be licensed would not have a Material Adverse Effect.

          3. Authorization of Borrowing, Etc. (a) Authorization of Borrowing, No Conflict. The execution, delivery and performance by the Company of the Agreements, the payment and performance of all obligations thereunder, and the issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Agreements and the Notes are within the Companys corporate powers, have been duly authorized by all necessary corporate action by the Company, do not contravene (i) the Companys certificate of incorporation or by-laws, or (ii) any law, rule, regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award or any contractual restriction binding on or affecting the Company or any Restricted Subsidiary or any of the properties of any of them, and do not result in or require the creation of any Lien upon or with respect to any of its properties; neither the Company nor any of its Subsidiaries is in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, award or restriction, in any respect which is likely to have a Material Adverse Effect.

          (b) Governmental Consents. No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is currently or is reasonably expected to be required on the part of the Company for the due execution, delivery or performance by the Company of the Agreements and the Notes, the payment and performance of the obligations incurred thereunder by the Company, and the

                                   EXHIBIT B
                              (to Note Agreement)
issuance, delivery and payment of the Notes and the consummation of the transactions contemplated by the Agreements and the Notes, except such authorizations, consents, approvals, other actions, notices or filings which, if not obtained, either (i) would not adversely affect the ability of the Company to perform the transactions contemplated by the Agreements and the Notes, or
(ii) would not have a Material Adverse Effect.

          (c) Due Execution and Delivery; Binding Obligations. The Agreements and the Notes have been, or upon execution will be, duly executed and delivered by the Company, and the obligations incurred thereunder are, or upon execution will be, legally valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          4. Business and Property. You have heretofore been furnished with a copy of the Confidential Private Placement Memorandum, dated October, 1996 (the "Memorandum") prepared by BA Securities, Inc., which generally sets forth the business conducted by the Company and its Subsidiaries and the principal properties of the Company and its Subsidiaries.

          5. Financial Condition. The consolidated balance sheets of the Company and its Subsidiaries as of December 31 in each of the years 1991 and 1995 and the related consolidated statements of income and cash flows for the fiscal years ending on such dates, copies of which have been furnished to each Purchaser, each accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by the Company and otherwise without qualification except as therein noted, by Price Waterhouse LLP were prepared in conformity with GAAP. All such financial statements fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from normal year-end adjustments and since December 31, 1995 there has been no material adverse change in the business, condition (financial or otherwise), operations or properties of the Company or the Company and its Subsidiaries taken as a whole.

          6. Absence of Litigation; Litigation Description. No actions, suits, investigations, litigation or proceedings are pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or the properties of the Company or any such Subsidiary before any court, arbitrator or governmental agency, department, commission, board, bureau or instrumentality, domestic or foreign, (a) that would have a Material Adverse Effect, or (b) which purports to affect the legality, validity or enforceability of the Agreements or the Notes.

          7. Payment of Taxes. The Company and each of its Subsidiaries have filed or caused to be filed all material tax returns (Federal, state, local and foreign) required to be filed and paid all material amounts of taxes shown thereon to be due, including interest and penalties, except for (a) such taxes as are being contested in good faith and by proper proceedings and with respect to which appropriate reserves are being maintained by the

Company or any such Subsidiary, as the case may be or (b) those the failure to pay which would not have a Material Adverse Effect. The consolidated tax returns of the Company and its consolidated Subsidiaries have been audited through December 31, 1992 for Federal income tax purposes. The provisions for taxes on the books of the Company and each Subsidiary are adequate for all open years, and for its current fiscal period.]

          8. Governmental Regulation. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940, each as amended, or to any Federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed. No Subsidiary is subject to any regulation that would limit the ability of the Company to enter into or perform its obligations under the Agreements or the Notes.

          9. Not a Purpose Credit. The Company and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T or X issued by the Board of Governors of the Federal Reserve System) and no proceeds from the sale of the Notes will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the Indebtedness of the Company incurred under the Note Agreements or the Notes is secured either directly or indirectly by margin stock.

          10. ERISA. (a) No ERISA Event which might result in liability to PBGC (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Plan.

          (b) Schedule B (Actuarial Information) to the December 31, 1995 annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Purchasers, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

          (c) Neither the Company nor any ERISA Affiliate of the Company has incurred, or is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan.

          (d) Neither the Company nor any ERISA Affiliate of the Company has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA.

          (e) The consummation of the transactions provided for in the Agreements and compliance by the Company with the provisions thereof and the Notes issued thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.

          (f) No Plan maintained by the Company or any ERISA Affiliate of the Company, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in Section 302 of ERISA. Neither the Company nor any ERISA Affiliate of the Company has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Purchasers.

          11. Disclosure. No representation or warranty of the Company contained in the Agreements (including any Schedule or Exhibit furnished in connection therewith), the financial statements referred to in paragraph 5, the Memorandum or any other document, certificate or written statement furnished to any Purchaser by or on behalf of the Company for use in connection with the transactions contemplated by the Agreements contains any untrue statement of a material fact or omits to state a material fact (known to the Company in the case of any documents not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which the same were made. The projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Persons responsible for preparing such projections and pro forma financial information to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known to the Company (other than matters of a general economic nature) that have had or could reasonably be expected to have a Material Adverse Effect that have not been disclosed herein or in the other documents, certificates and written statements referred to in this paragraph 11.

          12. Insurance. The Company and its Subsidiaries have in full force insurance coverage of their respective properties, assets and business (including casualty, general liability, products liability and business interruption insurance) that is (i) no less protective in any material respect than the insurance the Company and its Subsidiaries have carried in accordance with their past practices, (ii) prudent given the nature of the business of the Company and its Subsidiaries and the prevailing practice among companies similarly situated and (iii) in compliance with the provisions of (S)5.7 of the Agreements.

          13. Environmental Matters. (a) The Company and each of its Subsidiaries is in compliance in all respects with all Environmental Laws the non-compliance with which can reasonably be expected to have a Material Adverse Effect and (b) there has been no "release or threatened release of a hazardous substance" (as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.) or any other release, emission or discharge into the environment of any hazardous or toxic substance, pollutant or other materials from the Companys or its Subsidiaries property other than as permitted under applicable Environmental Law and other than those which would not have a Material Adverse Effect. Other than disposals for which the Company has been indemnified in full or that certain disposal for which the Company has been partially indemnified by Borg-Warner Corporation and for which the Company has made adequate reserves, all "hazardous waste" (as defined by the Resource Conservation and Recovery Act, 42 U.S.C. (S)6901 et seq.
(1976) and the regulations
thereunder, 40 CFR Part 261 ("RCRA")) generated at the Companys or any Subsidiaries properties and removed for disposal has in the past been and shall continue to be disposed of at sites which maintain valid permits under RCRA and any applicable state or local Environmental Law.

          14. Performance of Agreements. No Default or Event of Default has occurred and is continuing. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any other contractual obligation of the Company or of such Subsidiary, except where the consequences, direct or indirect, of such default or defaults, if any, has not had and could not reasonably be expected to have a Material Adverse Effect and no condition exists that, with the giving of due notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default, if any, has not had and could not be reasonably be expected to have a Material Adverse Effect.

          15. Indebtedness; Liens. Annex B attached hereto correctly describes all Current Debt, Funded Debt and Capitalized Leases of the Company and its Restricted Subsidiaries outstanding on September 30, 1996. Neither the Company nor any of its Restricted Subsidiaries has granted any Liens securing Current Debt or Funded Debt since September 30, 1996.

          16. Title to Properties. The Company and each Restricted Subsidiary has good and sufficient title to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph 5 hereof, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Agreements.

          17. Patents and Trademarks. The Company and each Restricted Subsidiary owns or possesses all the patents, trademarks, trade names, service marks, copyright, licenses and rights necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

          18. Use of Proceeds. The net proceeds from the sale of the Notes will be used by the Company to prepay indebtedness and for general corporate purposes.

          19. Private Offering. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from or has otherwise approached or negotiated or will approach or negotiate in respect of the Notes or any similar Security with any Person other than the Purchasers and not more than 45 other institutional investors, each of whom was offered a portion of the Notes at private sale for investment. Neither the Company, directly or indirectly, nor any agent on its behalf has offered or will offer the Notes or any similar Security or has solicited or will solicit an offer to acquire the Notes or any similar Security from any Person so as to bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act of 1933, as amended.

                          SUBSIDIARIES OF THE COMPANY

1.  RESTRICTED SUBSIDIARIES:

                                                                              PERCENTAGE
                                                                            OF VOTING STOCK
        NAME OF                             JURISDICTION OF              OWNED BY COMPANY AND
      SUBSIDIARY                             INCORPORATION              EACH OTHER SUBSIDIARY
BW/IP-New Mexico, Inc.                             Delaware                        100%
BW/IP International (Bardados), Ltd.               Barbados                        100%
BW/IP International IP, Inc.                      California                       100%
BW/IP International of Oklahoma, Inc.              Oklahoma                        100%
BW/IP International of Pennsylvania, Inc.        Pennsylvania                      100%
BW/IP International (GP), Inc.                    California                       100%
BW/IP International (LP), Inc.                    California                       100%
Byron Jackson Argentina I.C.S.A                   Argentina                         51%
BW/IP International Ltd.                            Canada                         100%
BW/IP International S.A.R.L.                        France                         100%
BW/IP International GmbH                           Germany                         100%
BW/IP International B.V.                           Holland                         100%
PT BW Mechanical Seals Indonesia                  Indonesia                         75%
BW/IP International, s.f.a                          Italy                          100%
BW Mechanical Seals K.K.                            Japan                          100%
Byron Jackson K.K.                                  Japan                          100%
BW Mechanical Seals (Malaysia) Sdn Bhd             Malaysia                         70%
Byron Jackson Co., S.A de C.V.                      Mexico                         100%
BW/Abahsain Seal Company Limited                 Saudi Arabia                       60%
BW Mechanical Seals (S.E.A.) Pte. Ltd.            Singapore                        100%
BW/IP International S.A.                            Spain                          100%
BW/IP-SIAM Co., Ltd.                               Thailand                         60%
BW/IP International Limited                     United Kingdom                     100%
BW/IP de Venezuela S.A.                           Venezuela                        100%
BW/IP International S.A.                           Belgium                         100%
BW/IP Pacific Wietz GmbH & Co. KG                  Germany                         100%
BW/IP Services B.V.                                Holland                         100%
BW/IP Pacific Dichtungstechnik AG                Switzerland                       100%
BW/IP Pacific Wietz Verwaltungs GmbH               Germany                         100%
BW/IP Pacific Wietz Dichtungstechnik GmbH          Austria                         100%

                                    ANNEX A
                           (to Closing Certificate)

2.  SUBSIDIARIES (OTHER THAN RESTRICTED SUBSIDIARIES):

                NAME OF SUBSIDIARY

                    None

                        DESCRIPTION OF DEBT AND LEASES

1. Current Debt of the Company and its Restricted Subsidiaries outstanding on September 30, 1996 is as follows:

                                                      OUTSTANDING PRINCIPAL
                 DESCRIPTION                                   AMOUNT
Yen Loan from affiliate, matured 10/31/96                    $898,000

Yen short term loan,
Total line (Yen)100 million                                  $135,000

Bolivian short term loan,
Total line $500,000                                          $ 74,000

2. Funded Debt (other than Capitalized Rentals) of the Company and its Restricted Subsidiaries outstanding on September 30, 1996 is as follows:

                                                      OUTSTANDING PRINCIPAL
                 DESCRIPTION                                   AMOUNT
$100 million credit line
Maturing 12/1/2000                                           $66,500,000

7.92% senior notes: face amount of $50 million;
payable $8,333,333 in each of 1997, 1998
and 1999; interest payable semi-annually                     $25,000,000

3. Capitalized Leases of the Company and its Restricted Subsidiaries outstanding on September 30, 1996 are as follows:

    Various leases for machinery and equipment which have Capitalized Rentals owing thereunder in the aggregate amount of $143,000.

                                    ANNEX B
                           (to Closing Certificate)

                DESCRIPTION OF SPECIAL COUNSELS CLOSING OPINION

   The closing opinion of Chapman and Cutler, special counsel to the Purchasers, called for by (S)4.1(b) of the Note Agreements, shall be dated the applicable Closing Date and addressed to the Purchasers, shall be satisfactory in form and substance to the Purchasers and shall be to the effect that:

          1. The Company is a corporation, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and the corporate authority to execute and deliver the Note Agreements and to issue the Notes.

          2. The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          3. The Notes issued on such Closing Date have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          4. The issuance, sale and delivery of the Notes under the circumstances contemplated by the Note Agreements do not, under existing law, require the registration of the Notes under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

   The opinion of Chapman and Cutler shall also state that the opinion of John
M. Nanos, Principal Counsel to the Company, is satisfactory in scope and form to Chapman and Cutler and that, in their opinion, the Purchasers are justified in relying thereon.

   In rendering the opinion set forth in paragraph 1 above, Chapman and Cutler may rely solely upon an examination of the Certificate of Incorporation certified by, and a certificate of good standing of the Company from, the Secretary of State of the State of Delaware and the By-laws of the Company.

   With respect to matters of fact upon which such opinion is based, Chapman and Cutler may rely on appropriate certificates of public officials and officers of the Company.

                                   EXHIBIT C
                              (to Note Agreement)

                        DESCRIPTION OF CLOSING OPINION
                      OF PRINCIPAL COUNSEL TO THE COMPANY


    The closing opinion of John M. Nanos, Esq., Principal Counsel for the Company, which is called for by (S)4.1(b) of the Note Agreements, shall be dated the applicable Closing Date and addressed to the Purchasers, shall be satisfactory in scope and form to the Purchasers and shall be to the effect that:

          1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority under the laws of such State to own and operate its properties and conduct its business as now conducted.

          2. The Company has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of the States of California, Connecticut, Illinois, New Mexico, Oklahoma and Texas.

          3. The Company has the corporate power and authority to execute and perform the Note Agreements and to issue the Notes.

          4. The Note Agreements have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding contracts of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          5. The Notes issued on such Closing Date have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors rights generally, and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law).

          6. No approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any governmental body, Federal or state, is necessary in connection with the execution and delivery of the Note Agreements or the Notes issued on such Closing Date.

          7. The issuance and sale of the Notes issued on such Closing Date and the execution, delivery and performance by the Company of the Note Agreements do not conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any Lien upon any of the property of

                                   EXHIBIT D
                              (to Note Agreement)
    the Company pursuant to the provisions of the Certificate of Incorporation or By-laws of the Company or any agreement or other instrument known to such counsel to which the Company is a party or by which the Company may be bound.

          8. The issuance, sale and delivery of the Notes issued on such Closing Date under the circumstances contemplated by the Note Agreements do not, under existing law, require the registration of the Notes issued on such Closing Date under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.

          9. Neither the purchase of the Notes issued on such Closing Date nor the use by the Company of all or any portion of the proceeds of the sale of the Notes issued on such Closing Date will violate Section 7 of the Securities Exchange Act of 1934, as amended, or applicable regulations including without limitation, Regulations G, T and X of the Board of Governors of the Federal Reserve System (12 C.F.R. Chapter II), and it is not necessary for the Purchasers to obtain a statement in conformity with requirements of Federal Reserve Form G-3 under said Regulations in connection with such sale.

    The opinion of John M. Nanos shall cover such other matters relating to the sale of the Notes as the Purchasers may reasonably request. With respect to matters of fact on which such opinion is based, such counsel shall be entitled to rely on appropriate certificates of public officials and officers of the Company.


                                      D-2